NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES MORTGAGE LOAN REFINANCING

NEW YORK, NEW YORK (September 25, 2017) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced that two of its subsidiaries closed on the refinancing of a nonrecourse mortgage loan (the “Existing Loan”) with Webster Bank (“Webster”) that was collateralized by 5 and 7 Waterside Crossing, two multi-story office buildings aggregating approximately 161,000 square feet in Griffin Center in Windsor, Connecticut. Immediately prior to the refinancing, the Existing Loan had a balance of approximately $5.9 million with a maturity date of October 2, 2017. The refinanced nonrecourse mortgage loan (the “New Loan”) is for approximately $4.4 million, has a five year term with principal payments based on a twenty-five year amortization schedule and is also collateralized by 5 and 7 Waterside Crossing. The New Loan has a variable interest rate based on the one-month LIBOR rate plus 2.75%, but Griffin entered into an interest rate swap agreement with Webster that effectively fixes the interest rate on the New Loan at 4.72% over the term of the New Loan. The Existing Loan had a variable interest rate that was effectively fixed at 3.86% through an interest rate swap agreement with Webster. Griffin used cash on hand of approximately $1.0 million and approximately $0.5 million that had been held in escrow by Webster to repay a portion of the Existing Loan in connection with the refinancing.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein, are based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin. Griffin’s actual results could differ materially from those expressed or implied in these forward-looking statements as a result of various important factors, including those set forth in Item 1A under the heading “Risk Factors” in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016 and Griffin’s other reports filed with the Securities and Exchange Commission. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.